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                                                                    Exhibit 12.1

Exhibit 12.1 Madison River Capital, LLC Computation of Ratio of Earnings to Fixed Charges




                                                                    (Dollars in thousands)
                                       1995            1996                  1997              1998        1999
                                               -------------------   -------------------
                                                          Madison               Madison       Madison     Madison
                                      Mebcom    Mebcom     River      Mebcom     River         River       River
                                    ---------  --------   --------   --------   --------    ---------   ---------
Income (loss) before income taxes        846       874       (436)     1,282       (973)     (2,882)    (13,565)
Fixed charges:
   Interest expense                      442       428         16        409         31       3,893      22,443
   Amortization of debt expense            -         -          -          -          -           -           -
   Rental expense                          -         -          -          -          -           -           -
Total fixed charges (denominator)        442       428         16        409         31       3,893      22,443
Earnings (numerator)                   1,288     1,302       (420)     1,691       (942)      1,011       8,878
Ratio of earnings to fixed charges       2.9       3.0          -        4.1          -           -           -
Insufficiency of earnings to cover
fixed charges                              -         -        436          -        973       2,882      13,565
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